UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  February 20, 2009

BEACON POWER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-31973 (Commission File Number)	04-3372365 (IRS Employer Identification No.)

65 Middlesex Road
Tyngsboro, Massachusetts 01879
(Address of Principal Executive Offices)  (Zip Code)

(978) 694-9121
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 20, 2009, Beacon Power Corporation (the “Company”) entered into a contract (the “Contract”), effective as of February 18, 2009, with American Electric Power (AEP), as agent for its subsidiary, Columbus Southern Power Company, which will entail building a 1-megawatt Smart Energy Matrix regulation facility at an AEP site in Groveport, Ohio. The system, which will be connected to the grid within the operating region of the PJM Interconnection (PJM), will provide flywheel-based frequency regulation services.

When the 1-megawatt flywheel system is installed and connected, the Company will begin providing regulation services directly to PJM and earning commercial revenue from such services. AEP will provide the site and certain integration services in support of the project, and in exchange gain in-depth knowledge about the performance of the Company’s system and its impact on frequency regulation and grid stability.

The Contract calls for the Company to deliver, install, test and operate, at its expense, a 1-megawatt Smart Energy Matrix. AEP will provide and/or install materials and services needed to interconnect the Company’s system to PJM, including the foundation, electrical transformer, associated wiring and connection to power lines. AEP has already completed the necessary system impact study and executed an interconnection agreement. Installation of the Smart Energy Matrix is scheduled to begin in mid-year 2009.

A copy of the Contract is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Contract, effective as of February 18, 2009, by and between Beacon Power Corporation and American Electric Power, as agent for Columbus Southern Power Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated: February 26, 2009	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Contract, effective as of February 18, 2009, by and between Beacon Power Corporation and American Electric Power, as agent for Columbus Southern Power Company.